Exhibit 10.15

Exclusive Business Cooperation Agreement

This Exclusive Business Cooperation Agreement (this “Agreement”) is made and entered into by and between the following parties on December 3, 2009 in Beijing, the People’s Republic of China (“China” or the “PRC”).

Party A:	Duowan Entertainment Information Technology (Beijing) Company Limited
Address:	Suite 1707C3, Qingyun Dangdai Plaza, No. 9 Mantingfangyuan Community, Qingyunli, Haidian District, Beijing

Party B:	Beijing Tuda Science and Technology Company Limited
Address:	Suite D1815, Shangdi Huihuang International Center, No. 5 Shangdi Information Industry Base North Region, Haidian District, Beijing

Each of Party A and Party B shall be hereinafter referred to as a “Party” respectively, and as the “Parties” collectively.

Whereas,

(1)	Party A is a wholly-foreign-owned enterprise established in China, and has the necessary resources to provide technology and consulting services;

(2)	Party B is a company with exclusively domestic capital registered in China; and

(3)	Party A is willing to provide Party B with comprehensive business support services ranging from commercial consulting, employee training, market consulting to technology support services on exclusive basis during the term of this Agreement, utilizing its advantages in technology, human resources, and information, and Party B is willing to accept such services provided by Party A or Party A’s designee(s), each on the terms set forth herein.

Now, therefore, through mutual discussion, the Parties have reached the following agreements:

1.	SERVICES PROVIDED BY PARTY A

1.1	Party B hereby appoints Party A as Party B’s exclusive services provider to provide Party B with complete technology support, business support and related consulting services during the term of this Agreement, in accordance with the terms and conditions of this Agreement, which may include all services within the scope of business of Party B as may be determined from time to time by Party A, such as, but not limited to, technology services, business consultations, equipment or property leasing, marketing consultancy, employee training, business management consulting and services, system maintenance and financial support.

1.2	Party B agrees to accept all the consultations and services provided by Party A. Party B further agrees that unless with Party A’s prior written consent, during the term of this Agreement, Party B shall not accept the same or any similar consultations and/or services provided by any third party and shall not establish similar cooperation relationships with any third party regarding the matters contemplated by this Agreement. Party A may appoint other parties, who may enter into certain agreements described in Section 1.3 with Party B, to provide Party B with the consultations and/or services under this Agreement.

1.3	Service Providing Methodology

1.3.1	Party A and Party B agree that during the term of this Agreement Party B may enter into further technology service agreements or consulting service agreements with Party A or any other party designated by Party A, which agreement shall provide the specific contents, manner, personnel, and fees for the specific technology services and consulting services.

1.3.2	To fulfill this Agreement, Party A and Party B agree that during the term of this Agreement, where necessary, Party B may enter into equipment or property leases with Party A or any other party designated by Party A, which lease shall permit Party B to use Party A’s relevant equipment or property based on the needs of the business of Party B.

1.3.3	To fulfill this Agreement, Party A and Party B agree to directly or through their respective affiliates enter into any other relevant agreements during the term of this Agreement as necessary to provide supporting services to Party B from Party A based on the needs of the business of Party B.

2.	THE CALCULATION AND PAYMENT OF THE SERVICE FEES

Both Parties agree that, in consideration of the services provided by Party A, Party B shall pay Party A service fees equal to certain portion of its audited annual operating income (“Service Fee Rate”). The Service Fee Rate will be separately agreed in writing by the Parties following execution of this Agreement. Party B will pay annual service fees to Party A within 15 days upon completion of its annual financial audit. With prior written consent by Party A, the Service Fee Rate may be adjusted pursuant to the operational needs of Party B subject to agreement of the Parties in writing.

3.	INTELLECTUAL PROPERTY RIGHTS AND CONFIDENTIALITY CLAUSES

3.1	Party A shall have exclusive and proprietary rights and interests in all rights, ownership, interests and intellectual properties arising out of or created during the performance of this Agreement, including but not limited to copyrights, patents, patent applications, software, technology secrets, trade secrets and others.

3.2	The Parties acknowledge that the existence and the terms of this Agreement and any oral or written information exchanged between the Parties in connection with the preparation and performance of this Agreement are regarded as confidential information. Each Party shall maintain confidentiality of all such confidential information, and without obtaining the written consent of the other Party, it shall not disclose any relevant confidential information to any third parties, except for the information that: (a) is or will be in the public domain (other than through the receiving Party’s unauthorized disclosure); (b) is under the obligation to be disclosed pursuant to the applicable laws or regulations, rules of any stock exchanges, or orders of the court or other government authorities; or (c) is required to be disclosed by any Party to its shareholders, investors, legal counsels or financial advisors regarding the transaction contemplated hereunder, provided that such shareholders, investors, legal counsels or financial advisors shall be bound by the confidentiality obligations similar to those set forth in this Section. Disclosure of any confidential information by the staff members or agencies hired by any Party shall be deemed disclosure of such confidential information by such Party, which Party shall be held liable for breach of this Agreement. This Section shall survive the termination of this Agreement for any reason.

3.3	The Parties agree that this Section shall survive changes to, and rescission or termination of, this Agreement.

4.	REPRESENTATIONS AND WARRANTIES

4.1	Party A hereby represents and warrants as follows:

4.1.1	Party A is a wholly owned foreign enterprise legally registered and validly existing in accordance with the laws of China.

4.1.2	Party A has taken all necessary corporate actions, obtained all necessary authorization and the consent and approval from third parties and government agencies (if any) for the execution, delivery and performance of this Agreement. Party A’s execution, delivery and performance of this Agreement do not violate any explicit requirements under any law or regulation binding on Party A.

4.1.3	This Agreement constitutes Party A’s legal, valid and binding obligations, enforceable in accordance with its terms.

4.2	Party B hereby represents and warrants as follows:

4.2.1	Party B is a company legally registered and validly existing in accordance with the laws of China and has obtained the relevant permit and license for engaging in the network research and development, sports and cultural promotion services from the government;

4.2.2	Party B has taken all necessary corporate actions, obtained all necessary authorization and the consent and approval from third parties and government agencies (if any) for the execution, delivery and performance of this Agreement. Party B’s execution, delivery and performance of this Agreement do not violate any explicit requirements under any law or regulation binding on Party B.

4.2.3	This Agreement constitutes Party B’s legal, valid and binding obligations, and shall be enforceable against it.

5.	EFFECTIVENESS AND TERM

5.1	This Agreement is executed on the date first above written and shall take effect as of such date. Unless earlier terminated in accordance with the provisions of this Agreement or relevant agreements separately executed between the Parties, the term of this Agreement shall be 30 years. After the execution of this Agreement, both Parties shall review this Agreement every 3 months to determine whether to amend or supplement the provisions in this Agreement based on the actual circumstances at that time.

5.2	The term of this Agreement may be extended if confirmed in writing by Party A prior to the expiration thereof. The extended term shall be determined by Party A, and Party B shall accept such extended term unconditionally.

6.	TERMINATION

6.1	Unless renewed in accordance with the relevant terms of this Agreement, this Agreement shall be terminated upon the date of expiration hereof.

6.2	During the term of this Agreement, unless Party A commits gross negligence, or a fraudulent act, against Party B, Party B shall not terminate this Agreement prior to its expiration date. Nevertheless, Party A shall have the right to terminate this Agreement upon giving 30 days’ prior written notice to Party B at any time.

6.3	The rights and obligations of the Parties under Articles 3, 7 and 8 shall survive the termination of this Agreement.

7.	GOVERNING LAW AND RESOLUTION OF DISPUTES

7.1	The execution, effectiveness, construction, performance, amendment and termination of this Agreement and the resolution of disputes hereunder shall be governed by the laws of China.

7.2	In the event of any dispute with respect to the construction and performance of this Agreement, the Parties shall first resolve the dispute through friendly negotiations. In the event the Parties fail to reach an agreement on the dispute within 30 days after either Party has sent a written request to the other Party for resolution of the dispute through negotiations, either Party may submit the relevant dispute to the China International Economic and Trade Arbitration Commission for arbitration, in accordance with its Arbitration Rules. The arbitration shall be conducted in Beijing, and the language used in arbitration shall be Chinese. The arbitration award shall be final and binding on both Parties.

7.3	Upon the occurrence of any disputes arising from the construction and performance of this Agreement or during the pending arbitration of any dispute, except for the matters under dispute, the Parties to this Agreement shall continue to exercise their respective rights under this Agreement and perform their respective obligations under this Agreement.

8.	INDEMNIFICATION

Party B shall indemnify and hold harmless Party A from any losses, injuries, obligations or expenses caused by any lawsuit, claims or other demands against Party A arising from or caused by the consultations and services provided by Party A to Party B pursuant to this Agreement, except where such losses, injuries, obligations or expenses arise from the gross negligence or willful misconduct of Party A.

9.	NOTICES

9.1	All notices and other communications required or permitted to be given pursuant to this Agreement shall be delivered personally or sent by registered mail, postage prepaid, by a commercial courier service or by facsimile transmission to the address of such Party set forth below. A confirmation copy of each notice shall also be sent by electronic mail. The date on which notices shall be deemed to have been effectively given shall be determined as follows:

9.1.1	Notices given in person, by courier service or by registered mail, postage prepaid, shall be deemed effectively given on the date of receipt or refusal at the address specified for notices.

9.1.2	Notices given by facsimile transmission shall be deemed effectively given on the date of successful transmission (as evidenced by an automatically generated confirmation of transmission).

9.2	For the purpose of notices, the addresses of the Parties are as follows:

Party A:	Duowan Entertainment Information Technology (Beijing) Company Limited
Address:	Suite 1707C3, Qingyun Dangdai Plaza, No. 9 Mantingfangyuan Community, Qingyunli, Haidian District, Beijing
Attn:	Xueling Li
Phone:
Facsimile:

Party B:	Beijing Tuda Technology Co., Ltd.
Address:	Suite D1815, Shangdi Huihuang International Center, No. 5 Shangdi Information Industry Base North Region, Haidian District, Beijing
Attn:	Jin Cao
Phone:
Facsimile:

9.3	Any Party may at any time change its address for notices by a notice delivered to the other Party in accordance with the terms hereof.

10.	ASSIGNMENT

10.1	Without Party A’s prior written consent, Party B shall not assign its rights or obligations under this Agreement to any third party.

10.2	Party B agrees that Party A may assign its obligations and rights under this Agreement to any third party upon a prior written notice to Party B but without the consent of Party B.

11.	SEVERABILITY

In the event that one or several of the provisions of this Agreement are held invalid, illegal or unenforceable in any aspect in accordance with any laws or regulations, the validity, legality or enforceability of the remaining provisions of this Agreement shall not be affected or compromised in any aspect. The Parties shall seek in good faith to replace such invalid, illegal or unenforceable provisions with effective provisions that accomplish to the greatest extent permitted by law and the intentions of the Parties, and the economic effect of such effective provisions shall be as close as possible to the economic effect of those invalid, illegal or unenforceable provisions.

12.	AMENDMENTS AND SUPPLEMENTS

Any amendment and supplement to this Agreement shall be in writing. Any amendment and supplement to this Agreement that have been signed by both Parties shall be an integral part of this Agreement and shall have the same legal validity as this Agreement.

13.	COUNTERPARTS

This Agreement is in two counterparts with each Party having one copy. Both copies have the same legal effect.

[Signature page]

IN WITNESS WHEREOF, the Parties have caused their authorized representatives to execute this Exclusive Business Cooperation Agreement as of the date first above written.

Party A: Duowan Entertainment Information Technology (Beijing) Company Limited (Seal)

By:	/s/ Xueling Li
Name:	Xueling Li
Title:	Authorized Representative

Party B: Beijing Tuda Science and Technology Company Limited (Seal)

By:	/s/ Jin Cao
Name:	Jin Cao
Title:	Authorized Representative